__________________________________________________________________________
          ACQUISITION OF ADVANCED ILLUMINATION TECHNOLOGIES, INC.
                                    by
                         GLOTECH INDUSTRIES, INC.
__________________________________________________________________________

                     AGREEMENT AND PLAN OF ACQUISITION

      This Agreement and Plan of Acquisition ("Agreement") is entered into by and between ADVANCED ILLUMINATION TECHNOLOGIES, INC., a Florida corporation, ("AITI"), UTEK CORPORATION, a Delaware corporation, ("UTEK"), and GLOTECH INDUSTRIES, INC., a Nevada corporation, ("GTHI").

      WHEREAS, UTEK owns 100% of the issued and outstanding shares of common stock of AITI ("AITI Shares"); and

      WHEREAS, before the Closing Date, AITI has acquired the license for the fields of use as described in the License Agreement, a part of Exhibit "A" attached to and made a part of this Agreement ("License Agreement") and the rights to develop and market a patented and proprietary technology for the fields of uses specified in the License Agreement ("Technology").

      WHEREAS, the parties desire to provide for the terms and conditions upon which AITI will be acquired by GTHI in a, stock-for-stock exchange ("Acquisition") in accordance with the respective corporation laws of their state, upon consummation of which all AITI Shares will be owned by GTHI, and all issued and outstanding AITI Shares will be exchanged for common stock of GTHI with terms and conditions as set forth more fully in this Agreement; and

      WHEREAS, for federal income tax purposes, it is intended that the Acquisition qualifies within the meaning of Section 368 (a)(1)(B) of the Internal Revenue Code of 1986, as amended ("Code").

      NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are by this Agreement acknowledged, the parties agree as follows:

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                                 ARTICLE 1
                      THE STOCK-FOR-STOCK ACQUISITION

     1.01 The Acquisition

       (a) Acquisition Agreement. Subject to the terms and conditions of this Agreement, at the Effective Date, as defined below, all AITI Shares shall be acquired from UTEK by GTHI in accordance with the respective corporation laws of their state and the provisions of this Agreement and the separate corporate existence of AITI, as a wholly-owned subsidiary of GTHI, shall continue after the closing.

      (b)    Effective  Date.  The  Acquisition  shall   become  effective
("Effective Date") upon the execution of this Agreement and closing of the transaction.

      1.02  Exchange  of Stock. At the Effective Date, by  virtue  of  the
Acquisition:

     All of the AITI Shares that are issued and outstanding at the Effective Date shall be exchanged for 1,000,000 unregistered shares of common stock of GTHI ("GTHI Shares"), which by agreement of the shareholders of AITI shall be issued as follows:

     Shareholder                          Number of  GTHI Shares

     UTEK Corporation                            1,000,000



      1.03 Effect of Acquisition.

      (a) Rights in AITI Cease. At and after the Effective Date, the holder of each certificate of common stock of AITI shall cease to have any rights as a shareholder of AITI.

      (b) Closure of AITI Shares Records. From and after the Effective Date, the stock transfer books of AITI shall be closed, and there shall be no further registration of stock transfers on the records of AITI.

      1.04 Closing. Subject to the terms and conditions of this Agreement, the Closing of the Acquisition shall take place on or before June 25th, 2003 ("Closing Date") unless extended by mutual consent of the parties in writing.

                                 ARTICLE 2
                      REPRESENTATIONS AND WARRANTIES

      2.01 Representations and Warranties of UTEK and AITI. UTEK and AITI represent and warrant to GTHI that the facts set forth below are true and correct:

      (a) Organization. AITI and UTEK are corporations duly organized, validly existing and in good standing under the laws of their respective states of incorporation, and they have the requisite power and authority to conduct their business and consummate the transactions contemplated by this Agreement. True, correct and complete copies of the articles of incorporation, bylaws and all corporate minutes of AITI have been provided to GTHI and such documents are presently in effect and have not been amended or modified.

      (b) Authorization. The execution of this Agreement and the consummation of the Acquisition and the other transactions contemplated by this Agreement have been duly authorized by the board of directors and shareholders of AITI and the board of directors of UTEK; no other corporate action by the respective parties is necessary in order to execute, deliver, consummate and perform their respective obligations hereunder; and AITI and UTEK have all requisite corporate and other authority to execute and deliver this Agreement and consummate the transactions contemplated by this Agreement.

      (c) Capitalization. The authorized capital of AITI consists of 1,000,000 shares of common stock with a par value $1.00 per share. At the date of this Agreement, 1,000 AITI Shares are issued and outstanding as follows:

     Shareholder                     Number of AITI Shares

     UTEK Corporation                        1,000

All issued and outstanding AITI Shares have been duly and validly issued and are fully paid and non-assessable shares and have not been issued in violation of any preemptive or other rights of any other person or any applicable laws. AITI is not authorized to issue any preferred stock. All dividends on AITI Shares which have been declared prior to the date of this Agreement have been paid in full. There are no outstanding options, warrants, commitments, calls or other rights or agreements requiring AITI to issue any AITI Shares or securities convertible into AITI Shares to anyone for any reason whatsoever. None of the AITI Shares is subject to any change, claim, condition, interest, lien, pledge, option, security interest or other encumbrance or restriction, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

      (d) Binding Effect. The execution, delivery, performance and consummation of this Agreement, the Acquisition and the transactions contemplated by this Agreement will not violate any obligation to which AITI or UTEK is a party and will not create a default under any such obligation or under any agreement to which AITI or UTEK is a party. This Agreement constitutes a legal, valid and binding obligation of AITI, enforceable in accordance with its terms, except as the enforcement may be limited by bankruptcy, insolvency, moratorium, or similar laws affecting creditor's rights generally and by the availability of injunctive relief, specific performance or other equitable remedies.

      (e) Litigation Relating to this Agreement. There are no suits, actions or proceedings pending or, to the best of AITI and UTEK's knowledge, information and belief, threatened, which seek to enjoin the Acquisition or the transactions contemplated by this Agreement or which, if adversely decided, would have a materially adverse effect on the business, results of operations, assets or prospects of AITI.

      (f) No Conflicting Agreements. Neither the execution and delivery of this Agreement nor the fulfillment of or compliance by AITI or UTEK with the terms or provisions of this Agreement nor all other documents or agreements contemplated by this Agreement and the consummation of the transaction contemplated by this Agreement will result in a breach of the terms, conditions or provisions of, or constitute a default under, or result in a violation of, AITI or UTEK's articles of incorporation or bylaws, the Technology, the License Agreement, or any agreement, contract, instrument, order, judgment or decree to which AITI or UTEK is a party or by which AITI or UTEK or any of their respective assets is bound, or violate any provision of any applicable law, rule or regulation or any order, decree, writ or injunction of any court or government entity which materially affects their respective assets or businesses.

      (g) Consents. No consent from or approval of any court, governmental entity or any other person is necessary in connection with execution and delivery of this Agreement by AITI and UTEK or performance of the obligations of AITI and UTEK hereunder or under any other agreement to which AITI or UTEK is a party; and the consummation of the transactions contemplated by this Agreement will not require the approval of any entity or person in order to prevent the termination of the Technology, the License Agreement, or any other material right, privilege, license or agreement relating to AITI or its assets or business.

      (h) Title to Assets. AITI has or has agreed to enter into the agreements as listed on Exhibit A attached hereto. These agreements and the assets shown on the balance sheet of attached Exhibit B are the sole assets of AITI. AITI has or will by Closing Date have good and marketable title to its assets, free and clear of all liens, claims, charges, mortgages, options, security agreements and other encumbrances of every kind or nature whatsoever.

      (i)   Intellectual Property

           (1) The United States Centers for Disease Control (CDC) as represented by the National Institute of Occupational Safety and Health (NIOSH) owns the Technology and has all right, power, authority and ownership and entitlement to file, prosecute and maintain in effect the Patent application with respect to the Invention listed in Exhibit A hereto, and

           (2) The Technology was invented by Ronald S. Conti and Linda L. Chasko ("Inventor"). The Inventor, has assigned all of their rights, title and interests in the Technology to the CDC, and

           (3) The License Agreement between the CDC and AITI covering the Invention is legal, valid, binding and will be enforceable in accordance with its terms as contained in Exhibit A.

           (4) Except as otherwise set forth in this Agreement, GTHI acknowledges and understands that AITI and UTEK make no representations and provide no assurances that the rights to the Technology and Intellectual Property contained in the License Agreement do not, and will not in the future, infringe or otherwise violate the rights of third parties, and

           (5) Except as otherwise expressly set forth in this Agreement, AITI and UTEK make no representations and extend no warranties of any kind, either express or implied, including, but not limited to warranties of merchantability, fitness for a particular purpose, non-infringement and validity of the Intellectual Property.

      (j) Liabilities of AITI. AITI has no assets, no liabilities or obligations of any kind, character or description except those listed on the attached schedules and exhibits.
      (k) Financial Statements. The unaudited financial statements of AITI, including a balance sheet, attached as Exhibit B and made a part of this Agreement, are, in all respects, complete and correct and present fairly AITI's financial position and the results of its operations on the dates and for the periods shown in this Agreement; provided, however, that interim financial statements are subject to customary year-end adjustments and accruals that, in the aggregate, will not have a material adverse effect on the overall financial condition or results of its operations. AITI has not engaged in any business not reflected in its financial statements. There have been no material adverse changes in the nature of its business, prospects, the value of assets or the financial condition since the date of its financial statements. There are no, and on the Closing Date there will be no, outstanding obligations or liabilities of AITI except as specifically set forth in the financial statements and the other attached schedules and exhibits. There is no information known to AITI or UTEK that would prevent the financial statements of AITI from being audited in accordance with generally accepted accounting principles.

      (l) Taxes. All returns, reports, statements and other similar filings required to be filed by AITI with respect to any federal, state, local or foreign taxes, assessments, interests, penalties, deficiencies, fees and other governmental charges or impositions have been timely filed with the appropriate governmental agencies in all jurisdictions in which such tax returns and other related filings are required to be filed; all such tax returns properly reflect all liabilities of AITI for taxes for the periods, property or events covered by this Agreement; and all taxes, whether or not reflected on those tax returns, and all taxes claimed to be due from AITI by any taxing authority, have been properly paid, except to the extent reflected on AITI's financial statements, where AITI has contested in good faith by appropriate proceedings and reserves have been established on its financial statements to the full extent if the contest is adversely decided against it. AITI has not received any notice of assessment or proposed assessment in connection with any tax returns, nor is AITI a party to or to the best of its knowledge, expected to become a party to any pending or threatened action or proceeding, assessment or collection of taxes. AITI has not extended or waived the application of any statute of limitations of any jurisdiction regarding the assessment or collection of any taxes. There are no tax liens (other than any lien which arises by operation of law for current taxes not yet due and payable) on any of its assets. There is no basis for any additional assessment of taxes, interest or penalties. AITI has made all deposits required by law to be made with respect to employees' withholding and other employment taxes, including without limitation the portion of such deposits relating to taxes imposed upon AITI. AITI is not and has never been a party to any tax sharing agreements with any other person or entity.

      (m) Absence of Certain Changes or Events. From the date of the full execution of the Term Sheet until the Closing Date, AITI has not, and without the written consent of GTHI, it will not have:

           (1) Sold, encumbered, assigned let lapsed or transferred any of
its   material  assets,  including  without  limitation  the  Intellectual
Property, the Patent License Agreement or any other material asset;

           (2) Amended or terminated the Patent License Agreement or other material agreement or done any act or omitted to do any act which would cause the breach of the Patent License Agreement or any other material agreement;

           (3) Suffered any damage, destruction or loss whether or not in control of AITI;

           (4) Made any commitments or agreements for capital expenditures or otherwise;

           (5) Entered into any transaction or made any commitment not disclosed to GTHI;

           (6) Incurred any material obligation or liability for borrowed money;

           (7)  Suffered  any other  event  of  any  character,  which  is
reasonable  to  expect,  would  adversely  affect  the  future   condition
(financial or otherwise) assets or liabilities or business of AITI; or

           (8) Taken any action which could reasonably be foreseen to make any of the representations or warranties made by AITI or UTEK untrue as of the date of this Agreement or as of the Closing Date.

      (n) Material Agreements. Exhibit A attached contains a true and complete list of all contemplated and executed agreements between AITI and a third party. A complete and accurate copies of all material agreements, contracts and commitments of the following types, whether written or oral to which it is a party or is bound ("Contracts"), has been provided to GTHI and such agreements are or will be at the Closing Date, in full force and effect without modifications or amendment and constitute the legally valid and binding obligations of AITI in accordance with their respective terms and will continue to be valid and enforceable following the Acquisition. AITI is not in default of any of the Contracts. In addition:

           (1) There are no outstanding unpaid promissory notes, mortgages, indentures, deed of trust, security agreements and other agreements and instruments relating to the borrowing of money by or any extension of credit to AITI; and

           (2) There are no outstanding operating agreements, lease agreements or similar agreements by which AITI is bound; and

           (3) The complete final drafts of the License Agreement have has been provided to GTHI; and

           (4) Except as set forth in (3) above, there are no outstanding licenses to or from others of any intellectual property and trade names; and

           (5) There are no outstanding agreements or commitments to sell, lease or otherwise dispose of any of AITI's property; and

           (6) There are no breaches of any agreement to which AITI is a party.

      (o) Compliance with Laws. AITI is in compliance with all applicable laws, rules, regulations and orders promulgated by any federal, state or local government body or agency relating to its business and operations.

      (p) Litigation. There is no suit, action or any arbitration, administrative, legal or other proceeding of any kind or character, or any governmental investigation pending or to the best knowledge of AITI or UTEK, threatened against AITI, the Technology, Patent License Agreement, Consulting Agreement or Research Agreement affecting its assets or business (financial or otherwise), and neither AITI nor UTEK is in violation of or in default with respect to any judgment, order, decree or other finding of any court or government authority relating to the assets, business or properties of AITI or the transactions contemplated hereby. There are no pending or threatened actions or proceedings before any court, arbitrator or administrative agency, which would, if adversely determined, individually or in the aggregate, materially and adversely affect the assets or business of AITI or the transactions contemplated.

      (q) Employees. AITI has no and never had any employees. AITI is not a party to or bound by any employment agreement or any collective bargaining agreement with respect to any employees. AITI is not in violation of any law, regulation relating to employment of employees.

      (r) Neither AITI nor UTEK has any knowledge of any existing or threatened occurrence, action or development that could cause a material adverse effect on AITI or its business, assets or condition (financial or otherwise) or prospects.

      (s) Employee Benefit Plans. AITI states that there are no and have never been any employee benefit plans, and there are no commitments to create any, including without limitation as such term is defined in the Employee Retirement Income Security Act of 1974, as amended, in effect, and there are no outstanding or un-funded liabilities nor will the execution of this Agreement and the actions contemplated in this Agreement result in any obligation or liability to any present or former employee.

      (t) Books and Records. The books and records of AITI are complete and accurate in all material respects, fairly present its business and operations, have been maintained in accordance with good business practices, and applicable legal requirements, and accurately reflect in all material respects its business, financial condition and liabilities.

      (u) No Broker's Fees. Neither UTEK nor AITI has incurred any investment banking, advisory or other similar fees or obligations in connection with this Agreement or the transactions contemplated by this Agreement.

      (v) Full Disclosure. All representations or warranties of UTEK and AITI are true, correct and complete in all material respects to the best of our knowledge on the date of this Agreement and shall be true, correct and complete in all material respects as of the Closing Date as if they were made on such date. No statement made by them in this Agreement or in the exhibits to this Agreement or any document delivered by them or on their behalf pursuant to this Agreement contains an untrue statement of material fact or omits to state all material facts necessary to make the statements in this Agreement not misleading in any material respect in light of the circumstances in which they were made.

      2.02 Representations and Warranties of GTHI. GTHI represents and warrants to UTEK and AITI that the facts set forth are true and correct.

      (a) Organization. GTHI is a corporation duly organized, validly existing and in good standing under the laws of Florida, is qualified to do business as a foreign corporation in other jurisdictions in which the conduct of its business or the ownership of its properties require such qualification, and have all requisite power and authority to conduct its business and operate properties.

      (b) Authorization. The execution of this Agreement and the consummation of the Acquisition and the other transactions contemplated by this Agreement have been duly authorized by the board of directors of GTHI; no other corporate action on their respective parts is necessary in order to execute, deliver, consummate and perform their obligations hereunder; and they have all requisite corporate and other authority to execute and deliver this Agreement and consummate the transactions contemplated by this Agreement.

      (c) Capitalization. The authorized capital of GTHI consists of 15,800,000 shares of common stock with a par value per share ("GTHI Shares"); and on the Effective Date of the Acquisition, 16,800,000 GTHI Shares (which will include the 1,000,000 GTHI Shares issued at the closing of the Acquisition) will be issued and outstanding. All issued and outstanding GTHI Shares have been duly and validly issued and are fully paid and non-assessable shares and have not been issued in violation of any preemptive or other rights of any other person or any applicable laws.

      (d) Binding Effect. The execution, delivery, performance and consummation of the Acquisition and the transactions contemplated by this Agreement will not violate any obligation to which GTHI is a party and will not create a default hereunder, and this Agreement constitutes a legal, valid and binding obligation of GTHI, enforceable in accordance with its terms, except as the enforcement may be limited by bankruptcy, insolvency, moratorium, or similar laws affecting creditor's rights generally and by the availability of injunctive relief, specific performance or other equitable remedies.

      (e) Litigation Relating to this Agreement. There are no suits, actions or proceedings pending or to its knowledge threatened which seek to enjoin the Acquisition or the transactions contemplated by this Agreement or which, if adversely decided, would have a materially adverse effect on its business, results of operations, assets, prospects or the results of its operations of GTHI.

      (f) No Conflicting Agreements. Neither the execution and delivery of this Agreement nor the fulfillment of or compliance by GTHI with the terms or provisions of this Agreement will result in a breach of the terms, conditions or provisions of, or constitute a default under, or result in a violation of, their respective corporate charters or bylaws, or any agreement, contract, instrument, order, judgment or decree to which it is a party or by which it or any of its assets are bound, or violate any provision of any applicable law, rule or regulation or any order, decree, writ or injunction of any court or governmental entity which materially affects its assets or business.

      (g) Consents. Assuming the correctness of UTEK and AITI's representations, no consent from or approval of any court, governmental entity or any other person is necessary in connection with its execution and delivery of this Agreement; and the consummation of the transactions contemplated by this Agreement will not require the approval of any entity or person in order to prevent the termination of any material right, privilege, license or agreement relating to GTHI or its assets or business.

      (h) Financial Statements. The unaudited financial statements of GTHI attached as Exhibit C present fairly its financial position and the results of its operations on the dates and for the periods shown in this Agreement; provided, however, that interim financial statements are subject to customary year-end adjustments and accruals that, in the aggregate, will not have a material adverse effect on the overall financial condition or results of its operations. GTHI has not engaged in any business not reflected in its financial statements. There have been no material adverse changes in the nature of its business, prospects, the value of assets or the financial condition since the date of its financial statements. There are no outstanding obligations or liabilities of GTHI except as specifically set forth in the GTHI financial statements.

      (i) Full Disclosure. All representations or warranties of GTHI are true, correct and complete in all material respects on the date of this Agreement and shall be true, correct and complete in all material respects as of the Closing Date as if they were made on such date. No statement made by them in this Agreement or in the exhibits to this Agreement or any document delivered by them or on their behalf pursuant to this Agreement contains an untrue statement of material fact or omits to state all material facts necessary to make the statements in this Agreement not misleading in any material respect in light of the circumstances in which they were made.

      (j) Compliance with Laws. GTHI is in compliance with all applicable laws, rules, regulations and orders promulgated by any federal, state or local government body or agency relating to its business and operations.

      (k) Litigation. There is no suit, action or any arbitration, administrative, legal or other proceeding of any kind or character, or any governmental investigation pending or, to the best knowledge of GTHI, threatened against GTHI materially affecting its assets or business (financial or otherwise), and GTHI is not in violation of or in default with respect to any judgment, order, decree or other finding of any court or government authority. There are no pending or threatened actions or proceedings before any court, arbitrator or administrative agency, which would, if adversely determined, individually or in the aggregate, materially and adversely affect its assets or business.

      (l) GTHI has no knowledge of any existing or threatened occurrence, action or development that could cause a material adverse effect on GTHI or its business, assets or condition (financial or otherwise) or prospects.

      2.03 Investment Representations of UTEK. UTEK represents and warrants to GTHI that:

      (a) General. It has such knowledge and experience in financial and business matters as to be capable of evaluating the risks and merits of an investment in GTHI Shares pursuant to the Acquisition. It is able to bear the economic risk of the investment in GTHI Shares, including the risk of a total loss of the investment in GTHI Shares. The acquisition of GTHI Shares is for its own account and is for investment and not with a view to the distribution of this Agreement. Except a permitted by law, it has a no present intention of selling, transferring or otherwise disposing in any way of all or any portion of the shares at the present time. All information that it has supplied to GTHI is true and correct. It has conducted all investigations and due diligence concerning GTHI to evaluate the risks inherent in accepting and holding the shares which it deems appropriate, and it has found all such information obtained fully acceptable. It has had an opportunity to ask questions of the officer and directors of GTHI concerning GTHI Shares and the business and financial condition of and prospects for GTHI, and the officers and directors of GTHI have adequately answered all questions asked and made all relevant information available to them. UTEK is an "accredited investor," as the term is defined in Regulation D, promulgated under the Securities Act of 1933, as amended, and the rules and regulations thereunder.

      (b)  Stock Transfer Restrictions.

      UTEK acknowledges that the GTHI Shares will not be registered and UTEK will not be permitted to sell or otherwise transfer the GTHI Shares in any transaction in contravention of the following legend, which will be imprinted in substantially the follow form on the stock certificate representing GTHI Shares:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT'), OR UNDER THE SECURITIES LAWS OF ANY STATE. THESE SECURITIES MAY NOT BE SOLD, OFFERED FOR SALE, ASSIGNED, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS REGISTERED PURSUANT TO THE PROVISION OF THE ACT AND THE LAWS OF SUCH STATES UNDER WHOSE LAWS A TRANSFER OF SECURITIES WOULD BE SUBJECT TO A REGISTRATION REQUIREMENT, UNLESS UTEK CORPORATION HAS OBTAINED AN OPINION OF COUNSEL STATING THAT SUCH DISPOSITION IS IN COMPLIANCE WITH AN AVAILABLE EXEMPTION FROM SUCH REGISTRATION.

                                 ARTICLE 3
                       TRANSACTIONS PRIOR TO CLOSING

      3.01. Corporate Approvals. Prior to Closing Date, each of the parties shall submit this Agreement to its board of directors and when necessary, its respective shareholders and obtain approval of this Agreement. Copies of corporate actions taken shall be provided to each party.

      3.02 Access to Information. Each party agrees to permit, upon reasonable notice, the attorneys, accountants, and other representatives of the other parties reasonable access during normal business hours to its properties and its books and records to make reasonable investigations with respect to its affairs, and to make its officers and employees available to answer questions and provide additional information as reasonably requested.

      3.03 Expenses. Each party agrees to bear its own expenses in connection with the negotiation and consummation of the Acquisition and the transactions contemplated by this Agreement.

      3.04 Covenants. Except as permitted in writing, each party agrees that it will:

      (a) Use its good faith efforts to obtain all requisite licenses, permits, consents, approvals and authorizations necessary in order to consummate the Acquisition; and

      (b) Notify the other parties upon the occurrence of any event which would have a materially adverse effect upon the Acquisition or the transactions contemplated by this Agreement or upon the business, assets or results of operations; and

      (c) Not modify its corporate structure, except as necessary or advisable in order to consummate the Acquisition and the transactions contemplated by this Agreement.

                                 ARTICLE 4
                           CONDITIONS PRECEDENT

      The obligation of the parties to consummate the Acquisition and the transactions contemplated by this Agreement are subject to the following conditions that may be waived, to the extent permitted by law:

      4.01. Each party must obtain the approval of its board of directors and such approval shall not have been rescinded or restricted.

      4.02.     Each  party shall obtain all requisite licenses,  permits,
consents,   authorizations  and  approvals  required   to   complete   the
Acquisition and the transactions contemplated by this Agreement.

      4.03. There shall be no claim or litigation instituted or threatened in writing by any person or government authority seeking to restrain or prohibit any of the contemplated transactions contemplated by this Agreement or challenge the right, title and interest of UTEK in the AITI Shares or the right of AITI or UTEK to consummate the Acquisition contemplated hereunder.

      4.04. The representations and warranties of the parties shall be true and correct in all material respects at the Effective Date.

      4.05.      The  Technology  and  Intellectual  Property   has   been
prosecuted in good faith with reasonable diligence.

      4.06.     To  the  best  knowledge of UTEK and  AITI,  the   License
Agreement is valid and in full force and effect without any default in this Agreement.

      4.07. GTHI shall have received, at or within 5 days of Closing Date, each of the following:

      (a)  the  stock  certificates representing  the  AITI  Shares,  duly
endorsed  (or  accompanied by duly executed stock  powers)  by  UTEK   for
cancellation;

      (b) all documentation relating to the AITI's business, all in a form and substance satisfactory to GTHI;

      (c) such agreements, files and other data and documents pertaining to AITI's business as GTHI may reasonably request;

      (d) copies of the general ledgers and books of account of AITI, and all federal, state and local income, franchise, property and other tax returns filed by AITI since the inception of AITI;

      (e) certificates of (i) the Secretary of State of the State of Florida as to the legal existence and good standing, as applicable, (including tax) of AITI in Florida;

      (f) the original corporate minute books of AITI, including the articles of incorporation and bylaws of AITI, and all other documents filed in this Agreement;

      (g) all consents, assignments or related documents of conveyance to give GTHI the benefit of the transactions contemplated hereunder;

      (h) such documents as may be needed to accomplish the Closing under the corporate laws of the states of incorporation of GTHI and AITI, and

      (i) such other documents, instruments or certificates as GTHI, or their counsel may reasonably request.

      4.08. GTHI shall have completed due diligence investigation of AITI to GTHI's satisfaction in their sole discretion.

      4.09. GTHI shall receive the resignation effective the Closing Date of each director and officer of AITI.

                                 ARTICLE 5
                                LIMITATIONS

      5.01.   Survival of Representations and Warranties.

      (a) The representations and warranties made by UTEK and AITI shall survive for a period of 1 year after the Closing Date, and thereafter all such representation and warranties shall be extinguished, except with respect to claims then pending for which specific notice has been given during such 1-year period.

      (b) The representations and warranties made by GTHI shall survive for a period of 1 year after the Closing Date, and thereafter all such representations and warranties shall be extinguished, except with respect to claims then pending for which specific notice has been given during such 1-year period.

      5.02. Limitations on Liability. Notwithstanding any other provision to this Agreement the contrary, neither party to this Agreement shall be liable to the other party for any cost, damage, expense, liability or loss under this indemnification provision until after the sum of all amounts individually when added to all other such amounts in the aggregate exceeds $1,000 and then such liability shall apply only to matters in excess of $1,000.

                                 ARTICLE 6
                                 REMEDIES

      6.01 Specific Performance. Each party's obligations under this Agreement are unique. If any party should default in its obligations under this agreement, the parties each acknowledge that it would be extremely impracticable to measure the resulting damages. Accordingly, the non-defaulting party, in addition to any other available rights or remedies, may sue in equity for specific performance, and the parties each expressly waive the defense that a remedy in damages will be adequate.

      6.02 Costs. If any legal action or any arbitration or other proceeding is brought for the enforcement of this agreement or because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys' fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled.

                                 ARTICLE 7
                                ARBITRATION

      In the event a dispute arises with respect to the interpretation or effect of this Agreement or concerning the rights or obligations of the parties to this Agreement, the parties agree to negotiate in good faith with reasonable diligence in an effort to resolve the dispute in a mutually acceptable manner. Failing to reach a resolution of this Agreement, either party shall have the right to submit the dispute to be settled by arbitration under the Commercial Rules of Arbitration of the American Arbitration Association. The parties agree that, unless the parties mutually agree to the contrary such arbitration shall be conducted in Tampa, Florida. The cost of arbitration shall be borne by the party against whom the award is rendered or, if in the interest of fairness, as allocated in accordance with the judgment of the arbitrators. All awards in arbitration made in good faith and not infected with fraud or other misconduct shall be final and binding. The arbitrators shall be selected as follows: one by GTHI, one by UTEK and a third by the two selected arbitrators. The third arbitrator shall be the chairman of the panel.

                                 ARTICLE 8
                               MISCELLANEOUS

      8.01. No party may assign this Agreement or any right or obligation of it hereunder without the prior written consent of the other parties to this Agreement. No permitted assignment shall relieve a party of its obligations under this Agreement without the separate written consent of the other parties.

      8.02. This Agreement shall be binding upon and inure to the benefit of the parties and their respective permitted successors and assigns.

      8.03. Each party agrees that it will comply with all applicable laws, rules and regulations in the execution and performance of its obligations under this Agreement.

      8.04. This Agreement shall be governed by and construct in accordance with the laws of the State of Florida without regard to principles of conflicts of law.

      8.05. This document constitutes a complete and entire agreement among the parties with reference to the subject matters set forth in this Agreement. No statement or agreement, oral or written, made prior to or at the execution of this Agreement and no prior course of dealing or practice by either party shall vary or modify the terms set forth in this Agreement without the prior consent of the other parties to this Agreement. This Agreement may be amended only by a written document signed by the parties.

      8.06. Notices or other communications required to be made in connection with this Agreement shall be sent by U.S. mail, certified, return receipt requested, personally delivered or sent by express delivery service and delivered to the parties at the addresses set forth below or at such other address as may be changed from time to time by giving written notice to the other parties.

      8.07. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

      8.08. This Agreement may be executed in multiple counterparts, each of which shall constitute one and a single Agreement.

      8.09 Any facsimile signature of any part to this Agreement or to any other agreement or document executed in connection of this Agreement should constitute a legal, valid and binding execution by such parties.






GLOTECH INDUSTRIES, INC.                      ADVANCED ILLUMINATION
                                              TECHNOLOGIES, INC.

By:/s/Heinz Fraunhoffer                       By: /s/Sam I. Rieber
   Heinz Fraunhoffer                              SAM I. REIBER
   President and CEO                              President

   Address:                                       Address:
   2153 Southeast Hawthorne Road_Suite 112        202 South Wheeler Street
   Gainesville, FL 32641                          Plant City, Florida 33566


UTEK CORPORATION


By:/s/Clifford M. Gross
   Clifford M. Gross, Ph.D.
   Chief Executive Officer

   Address:
   202 South Wheeler Street
   Plant City, Florida 33566

                                 EXHIBIT A

                           Outstanding Agreements

                Nonexclusive license agreement with the CDC


     US Patent Application Serial No. 10/086,773entitled "Lighted Line,"
                                    filed February 28, 2002.

__________________________________________________________________________
United States Patent Application                               20020126473
Kind Code                                                               A1
Conti, Ronald S. ;   et al.                             September 12, 2002
__________________________________________________________________________
Lighted line

                                 Abstract
A lighted line having an elongate flexible wire-formed bulbless light source is encased in a supportive covering which may include a surrounding rope and tubular sheathing. An electrical power source operatively connected to the wire-formed light source is adapted to energize it to produce light which radiates laterally of the line and emanates through the rope and tubular sheathing.
__________________________________________________________________________
Inventors:  Conti, Ronald S.; (Clairton, PA) ; Chasko, Linda L.; (Clairton, PA)
Correspond    KLARQUIST SPARKMAN, LLP
ence Name     One World Trade Center
and           Suite 1600
Address:      121 SW Salmon Street
              Portland
              OR
              97204-2988
              US
Assignee
Name and    The Government of the United States of America as
Adress:     represented by the Secretary of the Department of

Serial
No.:        086773
Series
Code:       10
Filed:      February 28, 2002


U.S. Current Class:                      362/84; 362/191; 362/391; 362/396
U.S. Class at Publication:               362/84; 362/191; 362/391; 362/396
Intern'l Class:                                                F21V 009/16
__________________________________________________________________________
                                  Claims
__________________________________________________________________________

1. A lighted line comprising an elongate flexible wire-formed light source capable of generating laterally radiating light having an elongate flexible translucent sheathing extending thereabout, an electrical power source operatively connected to said light source adapted to energize said light source, and an elongate flexible covering extending about said light source, said covering constructed to permit light radiating from said light source to pass therethrough.

2. The line of claim 1, wherein said light source comprises a bulbless lighted wire.

3. The line of claim 1, wherein said light source comprises an electroluminescent light source.

4. The line of claim 1, wherein said covering comprises an elongate rope through which said light source extends axially.

5. The line of claim 4, wherein said rope comprises a braided rope having an axially extending opening through which said light source extends.

6. The line of claim 4, wherein said covering further comprises an elongate flexible translucent tube having a central bore through which said rope and light source extend.

7. The line of claim 1, wherein said covering comprises an elongate flexible translucent plastic tube having a central bore through which said light source extends axially.

8. The line of claim 7, which further comprises an elongate rope extending axially through said bore adjacent said light source.

9. The line of claim 1, wherein said light source comprises an electroluminescent light source and said electrical power source comprises a battery electrically connected through an inverter to said light source to provide alternating current to said light source.

10. The line of claim 1, wherein said cover comprises an elongate flexible braided rope through which said light source extends axially, said rope having light passages extending between braided strands in the rope to permit light to pass therethrough.

11. The line of claim 1, wherein the light source comprises multiple elongate light source segments coupled together in end-to-end configuration with each light source segment having a visual characteristic different from the segment adjacent thereto.

12. The line of claim 11, wherein said visual characteristic is color.

13. The line of claim 11, wherein the light source segments comprise electroluminescent light source segments which are electrically connected in series to be energized by a single power source.

14. The line of claim 1, which further comprises a first connector coupled to one end of the line and a second connector coupled to the other end of the line.

15. The line of claim 14, which further comprises a third connector mounted on said line for sliding movement along the line intermediate the first and second connectors.

16. The line of claim 14, wherein a connector comprises a snap lock connector adapted to permit connecting a person to the line.

17. An elongate lighted lifeline comprising an elongate flexible wire-formed light source capable of generating laterally radiating light having an elongate flexible translucent sheathing extending thereabout, an electrical power source operatively connected to said light source adapted to energize said light source, an elongate flexible covering extending about said light source, said covering constructed to permit light radiating from said light source to pass therethrough, and a first connector coupled to one end of the covering and a second connector coupled to the other end of the covering.

18. The lifeline of claim 17, wherein said covering comprises an elongate braided rope having an axially extending opening through which said light source extends.

19. The lifeline of claim 17, wherein said covering comprises an elongate flexible translucent tube having a central bore through which said light source extends.

20. The lifeline of claim 19, which further comprises an elongate rope extending axially through said bore adjacent said light source.

21. The lifeline of claim 17, wherein said light source comprises an electroluminescent light source and said electrical power source comprises a battery electrically connected through an inverter to said light source to provide alternating current to said light source.

22. The lifeline of claim 17, wherein said cover comprises an elongate flexible braided rope through which said light source extends axially, said rope having light passages extending between braided strands in the rope to permit light to pass therethrough.

23. The lifeline of claim 17, wherein the light source comprises multiple elongate light source segments coupled together in end-to-end configuration with each light source segment having a visual characteristic different from the segment adjacent thereto.

24. The lifeline of claim 23, wherein the visual characteristic is color.

25. The lifeline of claim 23, wherein the light source segments comprise electroluminescent light source segments which are electrically connected in series to be energized by a single power source.

26. The lifeline of claim 17, which further comprises a third connector mounted on said line for sliding movement along the line intermediate the first and second connectors.

27. The lifeline of claim 26, wherein a connector comprises a snap lock connector adapted to permit connecting a person to the line.

28. The lifeline of claim 17, wherein said light source is capable of producing light throughout a major portion of the length of the lifeline.

29. The lifeline of claim 17, wherein said light source is capable of producing light in a substantially continuous line throughout a major portion of the length of the lifeline.
__________________________________________________________________________
                                Description
__________________________________________________________________________


FIELD OF THE INVENTION

[0001] The present invention relates to a lighted line, and more particularly to a lighted line which has sufficient strength and durability that it may be used in place of a working rope.

BACKGROUND OF THE INVENTION

[0002] There are many instances where it would be desirable to have an elongate flexible line which is self-lighted, yet which has the strength and durability found in a normal working rope.

[0003] Specific applications include use as a lifeline for interconnecting people in environments where visibility may be impaired. Examples of such are darkened tunnels, or smoke-filled buildings. In such instances multiple parties may be attached to a single line at spaced intervals therealong. In the past, where non-lighted lines have been used, they have been subject to tripping hazards, entangling on obstacles, and other problems which cause difficult or dangerous situations for the users.

[0004] Further, lighted lines having sufficient strength and durability also could be used for other activities, such as for tethering or supporting in dark or impaired visibility regions, for entertainment value, such as might be used in jump ropes, and many other applications.

SUMMARY OF THE DISCLOSURE

[0005] An object of the present invention is to provide a novel self-lighted, strong and durable elongate flexible line which may be used in applications where a usual rope may have been used in the past.

[0006] A further object of the invention is the provision of an elongate self-lighted line which may be segmented by different light characteristics, such as colorations, along the length of the line to denote specific positional arrangements.


[0007] Another object of the invention is the provision of a lighted line which requires only small power requirements, such that it is adaptable for use in environments where the use of lighted lines requiring higher electrical power requirements would be unsafe or could produce hazards.

[0008] A still further object of the present invention is to provide an elongate flexible line which produces light radiating outwardly generally from all sides of the line, such that it is visible from any direction.

[0009] Yet another object of the present invention is to provide a novel lighted lifeline which may be used in darkened or otherwise impaired visibility environments for interconnecting multiple parties in an activity such that the lifeline is visible to alleviate tripping and falling problems and to allow personnel working in such environments, or around moving machinery in low light areas, to be seen more easily.

[0010] These and other objects and advantages of the present invention will become more fully apparent upon reading of the following description in light of the following drawings.

BRIEF DESCRIPTION OF THE DRAWINGS

[0011] FIG. 1 is a general view of a number of parties interconnected to each other in what could be a darkened, smoky, or other impaired visibility environment, using a lighted line according to the present invention;

[0012] FIG. 2 is an enlarged view of the lighted line with attachments as it might be used in the illustration of FIG. 1.;

[0013] FIG. 3 is an enlarged perspective view of a section of the lighted line with portions broken away to illustrate component parts of the line; and

[0014] FIG. 4 is an electrical circuit diagram illustrating schematically means for powering the lighted line.

DETAILED DESCRIPTION

[0015] Referring to FIG. 1, a plurality of rescue, or other working team members 10, 12, 14, 16, 18 are illustrated in a potentially impaired visibility environment, such as a mining tunnel 20. The members of the team are operatively connected to an elongate connecting line 22. The lead and tail members of the team 10 and 18, respectively, are connected generally directly to line 22, while members 12, 14, and 16 are connected to line 22 via auxiliary lines, or straps, 26. As is best seen in FIG. 2, line 22 has double locking snap connectors 30 secured to its opposite ends, to which team members 10 and 18 may be connected in a usual fashion. Other double locking snap connectors, such as that indicated generally at 32, are mounted for sliding along line 22 by having line 22 extending through an eye 32a as illustrated in FIG. 3. Carabiners or other styles of connectors indicated generally at 34 in FIG. 2 interconnect straps, or auxiliary lines, 26 to connectors 32. The opposite sets of ends of lines 26 are operatively connected to individual team members in a usual fashion. Swivel connectors (not shown) also may be used in connecting team members to the line. For example swivels could be connected between connectors 30 and line 22, and between connectors 32 and lines 26.

[0016] In this working arrangement as indicated in FIG. 1, connectors 30 at opposite ends of line 32 are connected to the lead and tail team members, while intermediate members 12, 14, and 16, although generally positioned at spaced intervals along line 22, are allowed to move longitudinally along the line due to connectors 32 being slidable along line 22.

[0017] It has been found that when using the usual rope or line, it is difficult for team members to maintain their position in relation to the line, they may get entangled in the line, or trip over such and fall which may cause other team members to fall, or the line may get entangled in other obstacles which presents its own set of problems Further, if there is equipment working in the region and the environment is dark, smoky, or visibility is impaired for some other reason, it is difficult for others to see the workers and their line, again presenting safety hazards.

[0018] In an effort to overcome these and other problems the present device uses a self-lighted line for line 22.

[0019] Explaining further, and referring to FIG. 3, a section of line 22 is shown on an enlarged scale. The line includes an elongate translucent plastic outer tube or sheathing 40. Extending longitudinally through the center of tube 40 is an elongate braided rope 42. The rope 42 is so constructed that light may pass therethrough also. In the illustrated embodiment the rope has openings extending between braided strands through which light may pass. Further, the strands of material in the braided rope may be of a material which allows light to pass therethrough.

[0020] Extending longitudinally through the center of rope 42 is an elongate flexible, bulbless, light wire 44. In the illustrated embodiment the light wire may be a wire-formed electroluminescent light source in the form of an elongate flexible cable which incorporates a pair of electrodes 46, 48 typically made of copper wire. These wires are encased in a surrounding supporting sheath 50 which may be a plastic covering. An electroluminescent material (not shown) is interposed between electrodes 46, 48. The electroluminescent material may typically comprise an electroluminophor powder disposed in a resin. Sheath 50 is made of a flexible translucent material through which light may pass also. The resulting elongated light wire 44 is compact, flexible, and is easily extended through the center of braided rope 42. As is known in the art, the color, or possibly other differentiation characteristics, of the light which may be emitted by the electroluminescent light source, or line, 44 is generally dependent upon the type of electroluminophor powder selected or may be varied by the characteristics of sheath 50.

[0021] The flexible elongate light source, or light wire, 44 may be of the type disclosed in U.S. Pat. No. 5,485,355 entitled "Electroluminescent Light Sources." A source of light wire in the United States which has been found to work well is Live Wire Enterprises at P.O. Box 670081, Flushing, N.Y. 11367.

[0022] A battery pack 60 is shown in FIG. 2 connected to line 22 as an electrical source for operating light source, or wire, 44. As shown in greater detail in FIG. 4, the battery 5 pack 60 includes a battery 62, a switch 64, and an inverter 66. Terminals 68, 70 are operatively connected to electrodes 46, 48. Light source, or wire, 44 includes a pair of terminals 68, 70 which are connected to inverter 66. The inverter 66 also includes input lines 72, 74. Input line 74 is connected directly to one side of battery 62, while line 72 is connected to one side of switch 64. Closing of switch 64 operatively connects battery 62 to inverter 66 which provides alternating current to the light source, or wire, 44. When the switch is open, as shown in FIG. 4, no current flows to light source 44, and thus no light is produced thereby. When switch 64 is closed current is provided to light source 44 and it is in a luminescent condition to produce light.

[0023] The light source, or wire, 44 produces substantially continuous laterally radiating light along a light emitting path, or region, which is coextensive with the length of light source 44. In the illustrated embodiment, the full length of line 22 would be lit by light source 44 extending longitudinally therealong. Since sheath 50, rope 42, and tubing 40 all permit light to pass therethrough, light emanating from light source 44 will be visible radiating laterally along the length of the line.

[0024] In selected operations, it may be desirable to have different longitudinal sections of a line show in different colors, or have other different light characteristics. Thus, as illustrated in FIG. 1, each one quarter length of line 22A, 22B, 22C, 22D, may be colored differently from other quarters of the line. For example, one quarter length of the line may be blue, the next quarter length orange, the next quarter length green, and the final quarter length red. This is accomplished by using lines with different color characteristics connected in series along line 22.

[0025] As is known in the art, the color of the light emitted by an electroluminescent source depends on the type of electroluminophor powder used and/or the characteristics of sheath 50, and thus lines of different colors may be provided to be connected in series to produce sections of different color along the line.

[0026] A specific embodiment of the invention which has been found to work well to provide a lighted team lifeline 22 as shown in FIGS. 1-3 includes four different colored flexible light wires 44 (from Live Wire Enterprises as noted previously) connected in series and passing longitudinally through a 0.6 cm diameter hollow single braided polypropylene rope 42 (336 kg tensile strength). The light wire has four sections, each of which is approximately two meters in length, and each in a different color, such as blue, orange, green, and red, respectively from one end to the other end. The entire length of the braided rope is sheathed with a clear polyvinyl chloride tubing 40. This line structure has double locking snap connectors, such as that indicated at 30, connected thereto by having the opposite end portions of line 22 doubled back and bound.

[0027] Battery pack 60 is connected to one end of the line as indicated schematically in FIGS. 2 and 4. Battery 62 may be a 9 volt battery which will power the light source throughout the full length of the line. The three movable double locking snap connectors 32 are slidably mounted on the line intermediate connectors 30 allowing intermediate team members to move freely along the line to provide flexibility of motion to perform activities needed. When the switch 64 is closed, power from battery 62 causes line 22 to light. The multiple line segments of different colors permit the team members to visualize a normal work spacing along the line, but they can move as needed along the length of the line.

[0028] Although the lighted line has been discussed in detail above as being used as a lighted line to which personnel may be attached, the line may also serve other purposes. Since the line has good tensile strength due to the use of the braided rope 42 and good durability due to the enclosing tube sheathing 40 it allows the line to be used in many other applications. Such other applications where a normal rope would be used, but where a lighted line is beneficial are use as support lines, tethers, leashes, such as may be used for controlling animals in nighttime conditions, jump ropes, or for other entertainment purposes.

[0029] The product is strong, durable, and versatile to provide a wide variety of uses where a lighted line may be desirable.

[0030] While a preferred embodiment of the present invention has been described in detail above, various modifications, alterations, and changes may be made without departing from the spirit and scope of the invention as is defined in the following claims.

                                 * * * * *
__________________________________________________________________________

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                                 Exhibit B

                          Financial Statements of

                         GloTech Industries, Inc.

                              March 31, 2003

                                 Exhibit C

                          Financial Statements of

                 Advanced Illumination Technologies, Inc.